Exhibit 77Q1

This report is signed on behalf of the registrant in the City of St. Paul and State of Minnesota on the 27th day of February 2009.

MAIRS AND POWER BALANCED FUND, INC.

By /s/ William B. Frels
William B. Frels, President

WITNESS

/s/ Jon A. Theobald
Jon A. Theobald, Secretary